Exhibit 99.1

COMPANY CONTACTS
Russell Skibsted	Paul Arndt
SVP & Chief Business Officer	Manager, Investor Relations
949-788-6700x234	949-788-6700x216
SPECTRUM PHARMACEUTICALS ANNOUNCES FISCAL YEAR 2008 CORPORATE UPDATE
AND PIPELINE REVIEW
•	~ $78M in Cash & Equivalents as of December 31, 2008

•	~ $28.7M in 2008 Revenues, an Increase of 273%

•	~ 55% Reduction in Net Loss

•	~ 68% Reduction in Cash Use for Operations in 2008
IRVINE, California — March 31, 2009 — Spectrum Pharmaceuticals, Inc. (NasdaqGM: SPPI) today reported financial results for the fourth quarter and fiscal year ended December 31, 2008.
“We achieved a critical milestone in 2008 — the transition from a research and development to a commercial organization,” said Rajesh C. Shrotriya, M.D., Chairman, Chief Executive Officer, and President of Spectrum Pharmaceuticals. “Spectrum derives revenues from two, FDA-approved, proprietary oncology drugs, has a late stage pipeline of novel products focused primarily on oncology and urology, and has a balanced business strategy involving judicious monetization of assets and fiscal discipline, executed by a highly experienced management team. As we develop our commercial infrastructure to capitalize on growth opportunities of our marketed products, we intend to achieve this in a staged manner and with fiscal prudence. We remain well capitalized in a financially challenging environment, and look forward to numerous important milestones in 2009.”
Major Value Drivers for 2009:
•	ZEVALIN®
o	July approval decision by FDA regarding use in 1st line consolidation treatment for non-Hodgkin’s Lymphoma;

o	100% Ownership of U.S. Sales and Marketing Rights;

o	Establish reimbursement standards in concert with Center for Medical Services (CMS) for ZEVALIN by the 2nd quarter 2009;
•	FUSILEV™
o	October approval decision by FDA regarding use in advanced, metastatic colorectal cancer;

o	Continued uptake of FUSILEV in community practices and institutions.
•	Apaziquone (EOquin®)
o	Complete enrollment in the two ongoing registrational Phase 3 clinical trials for non-muscle-invasive bladder cancer;

o	Initiate trials in BCG-Refractory bladder cancer.
Fourth Quarter and Fiscal Year 2008 Results
Revenues for the fourth quarter ended December 31, 2008 were approximately $8.0 million, resulting in fiscal year revenues of $28.7 million, a 273% increase from the $7.7 million recorded in year 2007, primarily from the sale of the Company’s financial interests in sumatriptan injection to Par Pharmaceutical Companies, Inc., and the sales of FUSILEV™. The Company recorded a net loss of approximately $15.5 million, or ($0.49) per share for the year, a 55% decrease compared to $34.0 million, or ($1.17) in 2007. Research and development expenses were approximately $26.7 million, a 20% decrease compared to $33.3 million in 2007. General and administrative expenses were approximately $15.2 million, a 31% increase compared to $11.6 million in 2007, primarily due to higher selling expenses incurred for the launch of FUSILEV.
157 Technology Dr    •    Irvine, California 92618    •    Tel: 949-788-6700    •    Fax: 949-788-6706    •    www.spectrumpharm.com    •    NASDAQ: SPPI

During the year ended December 31, 2008, net cash used in operations was approximately $8.0 million, compared to net cash used in operations in fiscal 2007 of approximately $25.4 million. This 68% decrease of approximately $17.4 million is primarily due to the $20.7 million recorded as revenues from the sale of the financial interest in sumatriptan injection. As of December 31, 2008, the company had cash, cash equivalents, and marketable securities of $78.0 million. There were approximately 32 million shares issued and outstanding as of March 27, 2009.
2008-2009 Achievements
In 2008 and early 2009 the Company accomplished the following key objectives:
•	Generating ~ $62 million in non-dilutive funding, while continuing our commitment to fiscal discipline in a challenging financial environment.

•	Building a specialty sales force and marketing team with a proven track record in oncology;

•	Receiving FDA-Approval and launching our first proprietary oncology drug, FUSILEV;

•	Filing supplemental applications with the FDA for an additional formulation and indication for FUSILEV;

•	Entering into a highly profitable development and commercialization alliance for apaziquone (EOquin®) with Allergan;

•	Acquiring 100% rights to ZEVALIN in the U.S.;

•	Strengthening our management team with the addition of key individuals to advance the Company’s strategy.
The Company held a conference call on Thursday, February 26th, in which the Company provided top-line 2008 revenue and cash position. As a result, the company has elected to not host a conference call at this time. The company will host a conference call to discuss its 1st quarter 2009 financial update on or around May 15, 2009.
About FUSILEV™ (levoleucovorin) for Injection
FUSILEV, a novel folate analog, is available in 50-mg vials of freeze-dried powder. It is the pharmacologically active isomer of leucovorin. FUSILEV rescue is indicated after high-dose methotrexate therapy in osteosarcoma. FUSILEV is also indicated to diminish the toxicity and counteract the effects of impaired methotrexate elimination and of inadvertent overdosage of folic acid antagonists. FUSILEV (levoleucovorin or (6S)-leucovorin) is the only commercially available formulation comprised only of the pharmacologically active isomer of leucovorin.
Full prescribing information can be found at www.fusilev.com.
About ZEVALIN®
ZEVALIN® (Ibritumomab Tiuxetan) is a form of cancer therapy called radioimmunotherapy and is indicated as part of the ZEVALIN therapeutic regimen for treatment of relapsed or refractory, low-grade or follicular B-cell NHL, including patients with rituximab-refractory follicular NHL. ZEVALIN is also indicated, under accelerated approval, for the treatment of relapsed or refractory, rituximab-naïve, low-grade and follicular NHL. It was approved by the FDA in February of 2002 as the first radioimmunotherapeutic agent for the treatment of NHL.
For more information on ZEVALIN, patients and healthcare professionals can visit www.ZEVALIN.com.
About Spectrum Pharmaceuticals
We are a biopharmaceutical company that acquires, develops and commercializes a diversified portfolio of drug products, with a focus mainly on oncology and urology. Our strategy is comprised of acquiring and developing a broad and diverse pipeline of late-stage clinical and commercial products; establishing a commercial organization for our approved drugs; continuing to build a team with people who have demonstrated skills, passion, commitment and have a track record of success in our areas of
157 Technology Dr    •    Irvine, California 92618    •    Tel: 949-788-6700    •    Fax: 949-788-6706    •    www.spectrumpharm.com    •    NASDAQ: SPPI

focus; and, leveraging the expertise of partners around the world to assist us in the execution of our strategy. For more information, please visit our website at www.spectrumpharm.com.
Forward-looking statement — This press release may contain forward-looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These statements include but are not limited to statements that relate to our business and its future, Spectrum’s ability to identify, acquire, develop and commercialize a broad and diverse pipeline of late-stage clinical and commercial products, establishing a commercial organization for our approved drugs, continuing to build our team, leveraging the expertise of partners around the world to assist us in the execution of our strategy, the safety and efficacy of Fusilev and Zevalin, that we intend to develop our commercial infrastructure in a staged manner and with fiscal prudence, that we look forward to numerous important milestones in 2009, an October approval decision for Fusilev by the FDA regarding its use in advanced, metastatic colorectal cancer, the ability to maintain current usage patterns for FUSILEV in community practices and institutions, the July approval decision for Zevalin by the FDA regarding its use in 1st line consolidation treatment for non-Hodgkin’s Lymphoma, establishing reimbursement standards in concert with Center for Medical Services (CMS) for ZEVALIN by the 2nd quarter 2009, completing enrollment for apaziquone in the two ongoing registrational Phase 3 clinical trials for non-muscle-invasive bladder cancer, initiating trials for apaziquone in BCG-Refractory bladder cancer, and any statements that relate to the intent, belief, plans or expectations of Spectrum or its management, or that are not a statement of historical fact. Risks that could cause actual results to differ include the possibility that our existing and new drug candidates, may not prove safe or effective, the possibility that our existing and new drug candidates may not receive approval from the FDA, and other regulatory agencies in a timely manner or at all, the possibility that our existing and new drug candidates, if approved, may not be more effective, safer or more cost efficient than competing drugs, the possibility that our efforts to acquire or in-license and develop additional drug candidates may fail, our lack of revenues, our limited marketing experience, our dependence on third parties for clinical trials, manufacturing, distribution and quality control and other risks that are described in further detail in the Company’s reports filed with the Securities and Exchange Commission. We do not plan to update any such forward-looking statements and expressly disclaim any duty to update the information contained in this press release except as required by law.
SPECTRUM PHARMACEUTICALS, INC. ™, TURNING INSIGHTS INTO HOPE™, FUSILEV™ and the Spectrum Pharmaceutical logos are trademarks owned by Spectrum Pharmaceuticals, Inc. ZEVALIN® is a registered trademark of RIT Oncology, LLC, a subsidiary of Spectrum. EOquin® is a registered trademark of Allergan, Inc.
© 2009 Spectrum Pharmaceuticals, Inc. All Rights Reserved
157 Technology Dr    •    Irvine, California 92618    •    Tel: 949-788-6700    •    Fax: 949-788-6706    •    www.spectrumpharm.com    •    NASDAQ: SPPI

SPECTRUM PHARMACEUTICALS, INC. AND SUBSIDIARIES
(In thousands, except Share and per share data)
Summary Condensed Consolidated Statement of Operations (Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Revenues	$8,049	$47	$28,725	$7,672

Operating expenses:
Cost of product sold	1,193	—	1,193	—
Research and development	7,594	11,260	26,683	33,285
Acquired in-process research and development and amortization of intangibles	4,858	—	4,858	—
Selling, general and administrative	6,214	2,171	15,161	11,582

Total operating expenses	19,859	13,431	47,895	44,867

Loss from operations	(11,810)	(13,384)	(19,170)	(37,195)
Other income, net	609	880	1,165	3,139

Loss before minority interest in consolidated entities	(11,201)	(12,504)	(18,005)	(34,056)
Minority interest in net loss of consolidated subsidiary	2,538	—	2,538	20

Net loss	$(8,663)	$(12,504)	$(15,467)	$(34,036)

Basic and diluted net loss per share	$(0.27)	$(0.40)	$(0.49)	$(1.17)

Basic and diluted weighted average common shares outstanding	31,928,778	31,207,861	31,551,152	29,013,850

Summary Condensed Consolidated Balance Sheets (Unaudited)

	December 31,	December 31,
	2008	2007
Cash, cash equivalents and marketable securities	$78,086	$55,659
Accounts Receivable, net	5,002	191
Inventory	1,841	—
Other current assets	693	762

Total current assets	85,622	56,612
Intangible Assets, net	37,042	—
Property and equipment, net and other assets	2,071	928

Total assets	$124,735	$57,540

Total liabilities	$70,854	$8,791
Minority Interest	14,262	—
Stockholders’ equity	39,619	48,749

Total liabilities and stockholders’ equity	$124,735	$57,540

157 Technology Dr    •    Irvine, California 92618    •    Tel: 949-788-6700    •    Fax: 949-788-6706    •    www.spectrumpharm.com    •    NASDAQ: SPPI